EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:49 AM 03/28/2013
FILED 11:24 AM 03/28/2013
SRV 130370912 – 5149517 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Harvard Apparatus Regenerative Technology, INC.

Harvard Apparatus Regenerative Technology, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.          The name of the Corporation is Harvard Apparatus Regenerative Technology, Inc. The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of Delaware on May 3, 2012 (the “Original Certificate”).

2.          This Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Original Certificate, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

3.          The text of the Original Certificate is hereby amended and restated in its entirety to provide as follows:

ARTICLE I

The name of the Corporation is Harvard Apparatus Regenerative Technology, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is thirty-two million (32,000,000) shares, of which (i) thirty million (30,000,000) shares shall be a class designated as common stock, par value $0.01 per share (the “Common Stock”), and (ii) two million (2,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.01 per share (the “Undesignated Preferred Stock”).

The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Undesignated Preferred Stock (except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a)   the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL, irrespective of the provisions of Section 242(b)(2) of the DGCL;

(b)   dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) or any authorized committee thereof; and

(c)   upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. The powers, preferences and relative, participating, optional or other special rights of each series of Undesignated Preferred Stock, and any qualifications, limitations or restrictions thereof, may differ from those of any and all other series outstanding at any time.

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ARTICLE V

STOCKHOLDER ACTION

1. ACTION WITHOUT A MEETING.

(a)   Subject to all the rights, powers and preferences of any series of Undesignated Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting, provided, however, notwithstanding the foregoing, for so long as HBIO beneficially owns shares of Common Stock representing at least a majority of the votes that would be entitled to be cast on such action, any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having at least the minimum number of votes necessary to authorize such action.

2. SPECIAL MEETINGS. Except as otherwise required by the DGCL and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. GENERAL. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. ELECTION OF DIRECTORS. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3. NUMBER OF DIRECTORS; TERM OF OFFICE. Subject to all the rights, powers and preferences of any series of Undesignated Preferred Stock, the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as reasonably may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2014, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2015, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2016. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

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Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

4. VACANCIES. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. REMOVAL. Any Director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of shares representing at least a majority of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class; provided, however, that, from and after the date that HBIO ceases to beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the Directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders, any Director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that nothing contained in this Article VII shall eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

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Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE VIII

AMENDMENT OF BY-LAWS

1. AMENDMENT BY DIRECTORS. Except as otherwise provided by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the affirmative vote of a majority of the Directors then in office.

2. AMENDMENT BY STOCKHOLDERS. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least a majority of the combined voting power of the outstanding shares of all classes and series of capital stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that, from and after the date that HBIO ceases to beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled to vote on such amendment or repeal, the By-laws of the Corporation may be amended or repealed by the affirmative vote of the holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by the DGCL and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article

VII, Article IX, Article X, Article XI or Article XII of this Certificate.

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ARTICLE X

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or other agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate or the By-laws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case, subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE XI

1. This Article XI anticipates the possibility that (A) HBIO may be a controlling, majority or significant stockholder of the Corporation, (B) certain HBIO Officials may also serve as Corporation Officials, and (C) benefits may be derived by the Corporation Entities through their contractual, corporate and business relations with the HBIO Entities. The provisions of this Article XI shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation Entities and Corporation Officials as they may involve the HBIO Entities, and the powers, rights, duties and liabilities of the Corporation Entities and Corporation Officials in connection therewith.

2. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between any Corporation Entity, on the one hand, and any HBIO Entity, on the other hand, before the Corporation ceases to be a wholly owned subsidiary of HBIO shall be void or voidable or be considered unfair to the Corporation or any Corporation Affiliate for the reason that any HBIO Entity is a party thereto, or because any HBIO Official is a party thereto, or because any HBIO Official was present at or participated in any meeting of the Board of Directors, or committee thereof, or the board of directors, or committee thereof, of any Corporation Affiliate, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. No such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) or the performance thereof by any Corporation Entity shall be considered to be contrary to any fiduciary duty owed to any of the Corporation Entities or to any of their respective stockholders by any HBIO Entity or by any Corporation Official (including any Corporation Official who may have been a HBIO Official) and each such Corporation Official shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation Entities, and shall be deemed not to have breached his or her duties of loyalty to the Corporation Entities and their respective stockholders, and not to have derived an improper personal benefit therefrom. No Corporation Official shall have or be under any fiduciary duty to any Corporation Entity or its stockholders to refrain from acting on behalf of any such Corporation Entity (or on behalf of any HBIO Entity if such Corporation Official is also a HBIO Official) in respect of any such contract, agreement, arrangement or transaction (or any amendment, modification, or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) in accordance with its terms.

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3. The Corporation may from time to time enter into and perform, and cause or permit any Corporation Affiliate to enter into and perform, one or more agreements (or amendments or modifications to pre-existing agreements) with any one or more of the HBIO Entities pursuant to which any one or more Corporation Entities, on the one hand, and any one or more of the HBIO Entities, on the other hand, agree to engage in transactions of any kind or nature, or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other (or with any one or more other HBIO Entities or Corporation Entities, respectively), including to allocate and to cause Corporation Officials and HBIO Officials (including any person who is both a Corporation Official and a HBIO Official) to allocate or refer opportunities between such Corporation Entities and HBIO Entities. To the fullest extent permitted by law, neither any such agreement, nor the performance thereof by any Corporation Entity or any HBIO Entity, shall be considered contrary to (1) any fiduciary duty that any HBIO Entity may owe to any Corporation Entity, or its stockholders, by reason of any HBIO Entity being, directly or indirectly, a controlling, majority or significant stockholder of any such Corporation Entity or participating in the control of any such Corporation Entity or (2) any fiduciary duty that any Corporation Official who is also a HBIO Official may owe to any Corporation Entity or its stockholders. To the fullest extent permitted by law, no HBIO Entity, by reason of being, directly or indirectly, a controlling, majority or significant stockholder of any Corporation Entity or participant in control of any Corporation Entity, shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no Corporation Official who is also a HBIO Official shall have or be under any fiduciary duty to any Corporation Entity, or its stockholders, to refrain from acting on behalf of any Corporation Entity or any HBIO Entity in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

4.      Anything in this Certificate to the contrary notwithstanding, the provisions of Section 3 of this Article XI shall automatically terminate, expire and have no further force and effect from and after the date on which the HBIO Entities collectively cease to beneficially own shares of Common Stock representing at least 20% of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the Directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders.

ARTICLE XII

Except as otherwise defined in this Certificate, the following terms shall have the meanings ascribed to them below:

“Corporation Affiliate” shall mean (1) any person of which the Corporation is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (2) any other person that (directly or indirectly) is controlled by the Corporation;

“Corporation Entity” shall mean any one or more of the Corporation and the Corporation Affiliates;

“Corporation Official” shall mean each person who is a director or an officer (or both) of the Corporation or one or more Corporation Affiliates;

“HBIO” shall mean Harvard Bioscience, Inc., a Delaware corporation, any of its successors by way of merger or share exchange, any acquiror of all or substantially all of its assets and any person of which HBIO becomes a subsidiary;

“HBIO Affiliate” shall mean, other than the Corporation or any Corporation Affiliate, (1) any person of which HBIO is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (2) any other person that (directly or indirectly) is controlled by HBIO, controls HBIO or is under common control with HBIO;

“HBIO Entity” shall mean any one or more of HBIO and the HBIO Affiliates;

“HBIO Official” shall mean each person who is a director or an officer (or both) of HBIO or one or more HBIO Affiliates;

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“person” shall mean a natural person, corporation, partnership, limited liability company, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder; and

“subsidiary” shall mean, as to any person, a corporation, partnership, limited liability company, joint venture, association or other entity in which such person beneficially owns (directly or indirectly) 50% or more of the outstanding voting power or partnership interests or similar voting interests.

For purpose of the foregoing definitions, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

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4.          The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

This Amended and Restated Certificate of Incorporation is executed as of this 28th day of March, 2013.

Harvard Apparatus Regenerative
Technology, Inc.

By:	\s\ David Green
Name: David Green
Title: Chief Executive Officer

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